Exhibit 23.4

CONSENT AND ACKNOWLEDGMENT

The undersigned is a proposed director of KAR Auction Services, Inc., a Delaware corporation (the “Company”). As such, the undersigned understands that he must be included in the Company’s Registration Statement on Form S-1 (File No. 333-161907) (the “Registration Statement”) as a proposed director. Accordingly, the undersigned hereby consents to the inclusion of the undersigned’s name as a proposed director, along with a description of the undersigned’s business experience, in the Company’s Registration Statement, including any amendments thereto, filed with the Securities and Exchange Commission.

November 6, 2009

/s/ Peter R. Formanek
Name: Peter R. Formanek